Exhibit 16.1



January 20, 2006


Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549


Commissioners:

We have read the statements made by Voyager Entertainment International, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements made in the first, third, fourth, fifth, sixth, and eighth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,

/s/ Stonefield Josephson, Inc.
Santa Monica, California